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                              [LOGO OF AUDIOVOX]
                            C O R P O R A T I O N

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 6, 2000

To our Shareholders:

     The 2000 annual meeting of shareholders of Audiovox Corporation will be held on April 6, 2000, at the Sheraton Smithtown, the Seminar Room,
110 Vanderbilt Motor Parkway, Smithtown, NY 11788 at 10 a.m. At the meeting, you will be asked to vote on the following matters:

          1. The election to our Board of eight Directors;

          2. The adoption of the 1999 Stock Compensation Plan;

          3. The adoption of the Executive Officer Bonus Plan;

          4. The adoption of the Employee Stock Purchase Plan;

          5. The approval of the proposed Amended and Restated Certificate of Incorporation which increases the number of shares the Company is authorized to issue from 41,550,000 to 71,550,000; and,

          6. Any other matters that may properly come before the meeting.

     If you were a shareholder of record at the close of business on February 17, 2000 you are entitled to vote at the meeting or at any adjournment of the meeting. This notice and proxy statement are first being mailed to shareholders on or about March 1, 2000. Please follow the instructions on the enclosed Proxy Card to vote either by mail, telephone or electronically via the Internet.

     A copy of the Annual Report for the year ended November 30, 1999 is also enclosed.

                                          By order of the Board of Directors,


                                          CHRIS LIS JOHNSON,
                                          Secretary

Dated: Hauppauge, New York
       February 28, 2000

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                              AUDIOVOX CORPORATION
                              150 MARCUS BOULEVARD
                           HAUPPAUGE, NEW YORK 11788

                         ANNUAL MEETING OF SHAREHOLDERS
                            THURSDAY, APRIL 6, 2000
                                PROXY STATEMENT

     The annual meeting of shareholders will be held on Thursday, April 6, 2000 at the Sheraton Smithtown, the Seminar Room, 110 Vanderbilt Motor Parkway, Smithtown, NY 11788 at 10:00 a.m. This proxy statement contains information about the matters to be considered at the meeting or any adjournments of the meeting.

                                  THE MEETING

     At the meeting, you will be voting on the following:

          o election of eight directors;

          o adoption of a stock option plan;

          o adoption of an executive officer compensation plan;

          o adoption of an employee stock purchase plan; and

          o approval of Amended and Restated Certificate of Incorporation.

     Our management will also report on our performance during fiscal 1999 and will be available to answer your questions.

     You may vote if you owned stock as of the close of business on February 17, 2000. On February 17, 2000 there were 19,246,045 shares of Class A common stock and 2,260,954 shares of Class B common stock issued and outstanding. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes.

     You can vote: by attending the meeting; by completing, signing and mailing the enclosed proxy; by telephone or electronically via the Internet. You may change your vote at any time before the meeting by voting another proxy with a later date and returning it to us prior to the meeting or by attending and voting at the meeting. Any proxy that is signed and returned to us without voting instructions will be voted

          o for the election of the nominated directors;

          o for the adoption of a stock option plan;

          o for the adoption of an executive officer compensation plan;

          o for the adoption of an employee stock purchase plan; and

          o for the approval of an Amended and Restated Certificate of Incorporation.

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                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION OF DIRECTORS

     Each of the nominees for director named below, has continuously served as a director since the year indicated. The directors will hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The Class A Directors are elected by the Class A Shareholders voting separately as a class. The joint directors are elected by the Class A and Class B Shareholders voting together, with the Class B Shareholders entitled to 10 votes per share and the Class A Shareholders entitled to one vote per share.

     If any nominee becomes unable or unwilling to accept nomination or election, the proxies will be voted for another person, designated by the Board of Directors. The management has no reason to believe that any of said nominees will be unable or unwilling to serve if elected to office.

     The following persons have been nominated and are proposed to be elected:

                                                                                                            DIRECTOR
NAME AND PRINCIPAL OCCUPATION                                                                        AGE    SINCE
--------------------------------------------------------------------------------------------------   ---    --------
CLASS A DIRECTORS
Paul C. Kreuch, Jr. *
  Principal, Secura Burnett Co., LLC..............................................................   61       1997
Dennis F. McManus *
  Telecommunications Consultant...................................................................   49       1998
JOINT DIRECTORS
John J. Shalam
  President and Chief Executive Officer...........................................................   67       1960
Philip Christopher
  Executive Vice President........................................................................   51       1973
Charles M. Stoehr
  Senior Vice President and Chief Financial Officer...............................................   53       1987
Patrick M. Lavelle
  Senior Vice President...........................................................................   48       1993
Ann M. Boutcher
  Vice President..................................................................................   49       1995
Richard A. Maddia
  Vice President..................................................................................   41       1996

------------------
* Member of the Audit and Compensation Committees

     Paul C. Kreuch, Jr. was elected to the Board of Directors in February 1997. Mr. Kreuch has been a Principal of Secura Burnett Co., LLC since October 1998. From December 1997 through September 1998, he was the President and Chief Executive Officer of Lafayette American Bank. From June 1996 through November 1997, he was a Senior Vice President at Handy HRM Corp., an executive search firm. From 1993 through 1996, Mr. Kreuch was an Executive Vice President of NatWest Bank N.A. and before that was President of National Westminster Bank USA.

     Dennis F. McManus was elected to the Board of Directors in March 1998.
Mr. McManus has been self-employed as a telecommunications consultant since January 1, 1998. Before that, he was employed by NYNEX Corp. for over 27 years, most recently as a Senior Vice President and Managing Director. Mr. McManus held this position from 1991 through December 31, 1997.

     John J. Shalam has served as President, Chief Executive Officer and Director of Audiovox or its predecessor since 1960. Mr. Shalam also serves as President and a Director of most of Audiovox's operating subsidiaries.
Mr. Shalam is on the Board of Directors of the Electronics Industry Association and is on the Executive Committee of the Consumer Electronics Association.

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     Philip Christopher, our Executive Vice President, has been with Audiovox since 1970 and has held his current position since 1983. Before 1983 he served as Senior Vice President of Audiovox. Mr. Christopher is also Chief Executive Officer and President of Audiovox's wireless subsidiary, Audiovox Communications Corp. From 1973 through 1987, he was a Director of our predecessor, Audiovox Corp. Mr. Christopher serves on the Executive Committee of the Cellular Telephone Industry Association.

     Charles M. Stoehr has been our Chief Financial Officer since 1979 and was elected Senior Vice President in 1990. Mr. Stoehr has been a Director of Audiovox since 1987. From 1979 through 1990 he was a Vice President of Audiovox.

     Patrick M. Lavelle has been a Vice President of the Company since 1982. In 1991, Mr. Lavelle was elected Senior Vice President, with responsibility for the Company's mobile and consumer electronics division. Mr. Lavelle was elected to the Board of Directors in 1993. Mr. Lavelle also serves as a board member of the Mobile Electronics Division of the Consumer Electronics Association and is co-chair of the Mobile Information Technology Subdivision.

     Ann M. Boutcher has been our Vice President of Marketing since 1984.
Ms. Boutcher's responsibilities include the development and implementation of our advertising, sales promotion and public relations programs. Ms. Boutcher was elected to the Board of Directors in 1995.

     Richard A. Maddia has been our Vice President of Information Systems since 1992. Prior thereto, Mr. Maddia was Assistant Vice President, MIS. Mr. Maddia's responsibilities include development and maintenance of information systems. Mr. Maddia was elected to the Board of Directors in 1996.

     MANAGEMENT RECOMMENDS VOTING "FOR" THE ELECTION OF KREUCH, MCMANUS, SHALAM, CHRISTOPHER, STOEHR, LAVELLE, BOUTCHER AND MADDIA AS DIRECTORS. UNLESS OTHERWISE DIRECTED BY A SHAREHOLDER, PROXIES WILL BE VOTED "FOR" THE ELECTION OF SUCH NOMINEES.

                                       3
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                                   PROPOSAL 2
                   PROPOSAL TO ADOPT THE AUDIOVOX CORPORATION
                          1999 STOCK COMPENSATION PLAN

THE EXISTING STOCK OPTION AND RESTRICTED STOCK PLANS

     The Company's existing stock plans are the 1987 Stock Option Plans, as amended, the 1993 Stock Option Plan, the 1994 Stock Option and Restricted Stock Plans, and the 1997 Stock Option and Restricted Stock Plans. The number of shares available under these Plans is 2,000,000 Class A Shares. These plans were adopted in 1987, 1993, 1994 and 1997. The duration of these Stock Option Plans is indefinite, however, in conformity with the I.R.C. ss.422A, the Stock Option Plans only permit the award of incentive stock options for ten years after date of approval of the plan. The Restricted Stock Plans by their terms expire on March 9, 2004 and March 7, 2007, respectively. Presently, approximately 2,847,900 options have been awarded and are outstanding under the Stock Option Plans and 3,958 awards have been granted and are outstanding under the Restricted Stock Plans. It is the purpose of the current proposal (Items 2 on the Proxy Card) to adopt a new 1999 Stock Compensation Plan. The aggregate number of shares available under the new Plan and the existing plans will be 3,500,000 shares.

ADOPTION OF 1999 STOCK COMPENSATION PLAN BY THE BOARD

     To enable the Company to continue to grant stock options, including incentive stock options, the Board on September 9, 1999 adopted the 1999 Stock Compensation Plan, which is now being presented to the shareholders for approval.

     The affirmative vote of a majority of the shares entitled to vote at the meeting is necessary for approval of the 1999 Stock Compensation Plan (the "Plan"). If so approved, the Plan will become effective immediately.

     The following description of the material features of the Plan is qualified in its entirety by the terms of the Plan, a copy of which is included as Exhibit A to this Proxy Statement. Shareholders are urged to read the Plan.

PURPOSE

     The Plan is intended to provide a method whereby key employees and directors of the Company and its affiliates who are responsible for the management and growth of the business and who are making a substantial contribution to its success may be encouraged to acquire stock ownership in the Company. Stock ownership by key employees and directors should increase their proprietary interest in the business, provide them with greater incentive to carry out their duties in a manner which will benefit the Company and encourage them to continue to serve and to promote the interests of the Company and its Shareholders.

AMOUNT OF SHARES

     The aggregate number of shares of Class A common stock for which Options ("options") may be granted under the 1999 Stock Compensation Plan is 1,500,000 shares.

     Shares covered by unexercised or canceled options will be available for granting of other options.

     Provision has also been made for adjustments to prevent dilution or enlargement of rights in the event of a stock merger, recapitalization, reorganization, stock split-up or other extraordinary corporate transaction.

ADMINISTRATION OF THE PLAN

     The Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company, the members of which Committee are not and will not within one year before or after their service on the Committee be eligible to participate in the Plans. Subject to the provisions of the Plan, the Committee has full authority to select recipients of options, to determine the number of shares covered by each option, the exercise price of each option, the time or times at which options will be granted and will become exercisable and certain other terms of options granted.

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ELIGIBLE PARTICIPANTS

     Non-qualified stock options will be granted only to persons selected by the Committee who are employees or directors of the Company or any of its affiliates. Incentive stock options will be granted only to persons selected by the Committee who are employees of the Company or any of its affiliates. At September 9, 1999, approximately 111 employees and 6 directors of the company and its affiliates were eligible to participate in the Plan.

DURATION OF THE PLAN

     The duration of the Stock Compensation Plan is indefinite, although no incentive stock options may be granted under the Plan after September 2009. The Company may, at any time, terminate or suspend the Plan; provided, however, no amendment may be made without the approval of the Shareholders of the Company which would (i) increase the total number of shares as to which options may be granted either to all individuals or any one individual; (ii) change the minimum option price; (iii) increase any maximum stated period during which options may be exercised; (iv) permit any employee who owns more than 10% of the total combined voting power of all classes of stock of the Company to exercise an incentive stock option more than five years after it has been granted; or
(v) extend the period of the Plan with respect to incentive stock options. No option may be granted during any suspension of the Plan or after the Plan has been terminated. No amendment, suspension or termination of the Plans may, without the consent of the holder, alter or impair any of the rights or obligations granted thereunder provided, however, that the Committee retains the right to cancel or accelerate the options without the consent of the holder.

CONSIDERATION TO BE RECEIVED

     The exercise price of incentive stock options may not be less than the fair market value of the Company's Class A common stock on the date of grant and may not be less than 110% of such fair market value with respect to any incentive stock option granted to an option holder who owns more than 10% of the total combined voting power of all classes of stock of the Company or an affiliate. Any incentive stock option granted to an option holder who owns more than 10% of such total combined voting power may not be exercisable after the expiration of five years from the date such option is granted. The aggregate fair market value of Class A common stock with respect to which an incentive stock option is exercisable for the first time by an option holder under the Plan and all other incentive stock option plans of the Company and its affiliates may not exceed $100,000 during any calendar year.

     The exercise price of non-qualified stock options is determined by the Committee but may not be less than 50% of the fair market value of the Company's Class A common stock on the date of grant.

     The fair market value of each share is deemed to be the low sales price of the stock reported by the principal exchange on which the stock is traded on the date the option is granted or, if not so traded, the value as determined in the most current independent appraisal of the value of the Company's stock.

OPTIONS GRANTED TO DATE

     As of February 25, 2000, the Company has granted, subject to shareholder approval of the Stock Compensation Plan, non-qualified stock options to purchase an aggregate of 1,470,000 shares of Class A Common Stock to 33 employees of the Company at an exercise price of $15 per share. For options granted to executive officers or nominees for director see infra page 14.

TERMINATION AND RESTRICTIONS

     Each option granted shall be exercisable for such period as the Committee shall determine, although no incentive stock option shall be exercisable more than ten years following the date it was granted.

     No option shall be transferable other than by will or by the laws of descent and distribution or (i) pursuant to a Domestic Relations Order, as defined in the Code, (ii) to Immediate Family Members, (iii) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the only partners, (iv) to a limited liability company in which

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Immediate Family Members, or entities in which Immediate Family Members are the sole owners, member or beneficiaries, as appropriate, are the only members, or
(v) to a trust for the sole benefit of Immediate Family Members. "Immediate Family Members" shall be defined as the spouse and natural or adopted children or grandchildren of a grantee and their spouses.

     Should an option holder's employment or membership on the Board of Directors terminate by reason other than death, all rights to exercise a non-qualified stock option shall expire on the date of such termination. Incentive stock options may be exercised during employment or within three months after termination (other than by reason of death), except as noted below, as to any shares of Class A common stock which the option holder was eligible to purchase as of the date of such termination.

     Should an option holder's employment terminate by reason of disability, an incentive stock option will terminate if not exercised, to the extent the option holder would have been entitled to do so on the date of termination, within twelve months after the termination due to disability. Generally, in the event an option holder's employment is terminated, all rights to exercise an option shall expire on the date of termination.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax consequences to the Company and the participants in the Plan of the grant and exercise of incentive stock options and non-qualified stock options under currently applicable provisions of the Internal Revenue Code of 1986 (the "Code") are substantially as follows:

     No income is recognized by an option holder when a non-qualified stock option is granted. Except as described below, upon exercise of a non-qualified stock option an option holder is treated as having received ordinary income at the time of exercise in an amount equal to the excess of the then fair market value of the Class A common stock acquired over the option price paid. The Company is entitled to a deduction at the same time and in a corresponding amount. The option holder's basis in the Class A common stock acquired upon exercise of a non-qualified stock option is equal to the option price plus the amount of ordinary income recognized, and any gain or loss thereafter recognized upon disposition of the Class A common stock is treated as long-term or short-term capital gain or loss, depending upon the period the stock has been held.

     No income is recognized by an option holder when an incentive stock option is granted or exercised. If the stock obtained upon exercise is sold more than one year after exercise and two years after grant, the excess of the amount realized on the sale over the option price paid is taxable to the option holder as long-term capital gain. The Company is not entitled to a deduction as a result of the grant or exercise of an incentive stock option or the sale of the stock acquired upon exercise if the stock is held by the option holder for the requisite periods.

     If, however, the Class A common stock acquired upon exercise of an incentive stock option is sold less than one year after exercise or less than two years after grant, the lesser of (i) the excess of the fair market value on the date of exercise over the option price or (ii) the excess of the amount realized on the sale over the option price is taxable to the option holder as ordinary income and the Company is entitled to a corresponding deduction. The excess of the amount realized on the sale over the fair market value on the date of exercise, if any, is taxable as long-term or short-term capital gain, depending on the length of time the stock is held.

     The excess of the fair market value of the stock on the date of exercise of any incentive stock option over the option price will constitute an "item of tax preference" which, in certain instances, may result in the option holder being subject to the alternative minimum tax. The alternative minimum tax is applicable only if it exceeds an option holder's regular tax, therefore it may not apply to most option holders. The alternative minimum tax will generally be due if an option holder's federal income tax liability does not equal 21% of his or her adjusted gross income (with adjustments) increased by applicable items of tax preference and reduced by a statutory exemption of $30,000 ($40,000 for joint returns) and certain other specified deductions. Option holders should contact their tax advisers with respect to the potential impact of the alternative minimum tax.

     The lowest sale price of the common stock of the Company on September 8, 1999, as reported on the American Stock Exchange was $15.00 per share.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY'S 1999 STOCK COMPENSATION PLAN.

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                                   PROPOSAL 3
              PROPOSAL TO APPROVE THE EXECUTIVE OFFICER BONUS PLAN

     The Compensation Committee of the Board of Directors has adopted a performance based compensation plan for the Company's key executive officers which provides for payment of a bonus to them at the end of each fiscal year, commencing with the fiscal year ending November 30, 2000 (the "Executive Officer Bonus Plan"). The Executive Officer Bonus Plan is a performance based compensation plan designed to meet the requirements for an exception from the limitations of ss.162(m) of the Internal Revenue Code ["ss.162(m)], which limits the corporate Federal income tax deduction that would otherwise be available for compensation paid by the Company to certain executive officers, including the Chief Executive Officer, in certain circumstances. The Executive Officer Bonus Plan is now being presented to the Shareholders for approval.

ADMINISTRATION OF THE PLAN

     The Executive Officer Bonus Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") which is composed entirely of non-employee outside directors of the Company who meet the qualification requirements of ss.162(m). The Committee has established, prior to the commencement of the fiscal year ended November 30, 2000 performance goals under the Executive Officer Bonus Plan. The Committee reserves the right to terminate the Executive Officer Bonus Plan at any time or to amend it subject to the requirements of ss.162(m) and retains the discretion to reduce any payment under the Plan even if the performance goal is met.

ELIGIBILITY

     Participation in the Executive Officers Bonus Plan is limited to Mr. John
J. Shalam, Mr. Philip Christopher, Mr. Charles M. Stoehr, and Mr. Patrick M. Lavelle.

DETERMINATION OF BONUS

     Mr. Shalam will be eligible for an annual cash bonus equal to three (3%) percent of the Company's and its subsidiaries' annual pre-tax profits.
Mr. Christopher will be eligible for an annual cash bonus equal to two (2%) percent of the Company's and its subsidiaries' annual pre-tax profits.
Mr. Stoehr will be eligible for an annual cash bonus equal to one (1%) percent of the Company's and its subsidiaries' annual pre-tax profits. Mr. Lavelle will be eligible for an annual cash bonus equal to five (5%) percent of the pre-tax profits of the mobile and consumer electronics division adjusted for return on sales. For purposes of this plan, pre-tax profits shall mean the Company's and its subsidiaries' net profit before extraordinary items, other non-recurring transactions and income taxes of the Company for each fiscal year determined in accordance with generally accepted accounting principles.

     The Board of Directors believes that it is in the best interest of the Company and its shareholders to preserve the tax deductibility, under ss.162(m), of certain compensation paid to the Company's key executive officers.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY'S EXECUTIVE OFFICER BONUS PLAN.

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                                   PROPOSAL 4
              PROPOSAL TO APPROVE THE EMPLOYEE STOCK PURCHASE PLAN

ADOPTION OF EMPLOYEE STOCK PURCHASE PLAN BY THE BOARD

     The Board of Directors unanimously adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan") on June 10, 1999, which is now being presented to the Shareholders for approval.

PURPOSE

     The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Class A common stock of Audiovox and, thereby, to develop a stronger incentive to work for the continued success of Audiovox. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code.

ADMINISTRATION

     The Purchase Plan will be administered by the Compensation Committee of the Board. Subject to the provisions of the Purchase Plan, the Committee is authorized to determine any questions arising in the administration, interpretation, and application of the Purchase Plan, and to make such rules as are necessary to carry out its provisions.

ELIGIBILITY AND NUMBER OF SHARES

     Up to 1,000,000 shares of Class A common stock are available for distribution under the Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of Class A common stock by reason of a stock dividend, stock split, corporate separation, recapitalization, merger, consolidation, combination, exchange of shares, and the like. Shares delivered pursuant to the Purchase Plan may be shares now or hereafter held in the treasury of the Company, shares purchased in the open market or authorized but unissued shares.

     Any employee of Audiovox or a subsidiary corporation (excluding certain officers and directors of Audiovox) will be eligible to participate in the Purchase Plan for any "Subscription Period" so long as, on the first day of such Subscription Period, the employee's customary employment is at least 20 hours per week. Subscription Period means the period of January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31. The initial Subscription Period ran from July 1, 1999 through September 30, 1999.

     An eligible employee may elect to become a participant in the Purchase Plan by filing an enrollment form on the first through tenth day of each Subscription Period commencing July 1, 1999 (the "Enrollment Period") in advance of the Subscription Period in which the employee wishes to participate. The enrollment form will authorize payroll deductions beginning with the first paycheck issued during the Subscription Period and continuing until the employee withdraws from the Purchase Plan or ceases to be eligible to participate.

     No employee may be granted the right to purchase Class A common stock under, or otherwise participate in, the Purchase Plan if after the purchase, such employee would own (or have the right to purchase) stock of Audiovox representing 5% or more of the total combined voting power or value of all classes of stock of Audiovox.

     We currently have approximately 775 employees who are expected to be eligible to participate in the Purchase Plan.

PARTICIPATION

     An eligible employee who elects to participate in the Purchase Plan will authorize us to make payroll deductions of between 2% and 10% of the employee's "Base Salary" (meaning gross cash compensation paid in accordance with the terms of employment, subject to certain exclusions set forth in the Purchase Plan).

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     A participant may change the rate of contributions by filing a new subscription agreement during an Enrollment Period. The change will be effective for the next Subscription Period. A participant may also elect to withdraw from the Purchase Plan at any time. In the event of a withdrawal, all future payroll deductions will cease and the amounts withheld will be paid to the participant in cash. Any participant who stops payroll deductions may not thereafter resume payroll deductions for that Subscription Period, and any participant who decreases payroll deductions may not thereafter further decrease or increase such deductions, except that he or she may stop further deductions.

     Amounts withheld under the Purchase Plan will be held by Audiovox as part of its general assets until the end of the Subscription Period and then applied to purchase Class A common stock of Audiovox as described below. No interest will be credited to a participant for amounts withheld.

PURCHASE OF STOCK

     Amounts withheld for a participant in the Purchase Plan will be used to purchase Class A common stock of Audiovox as of the last business day of the Subscription Period at a price equal to 85% of the lesser of the Market Price (as defined in the Purchase Plan) of a share of common stock on the last business day of the Subscription Period. All amounts so withheld will be used to purchase the largest number of whole shares of Class A common stock purchasable with such amount. If the purchases by all participants would exceed the number of shares of Class A common stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares and any cash amount remaining will be refunded to the participant in cash.

     Share certificates will be issued and given to the participants once a year unless a participant specifically requests that certificates be issued earlier.

     No more than $25,000 in fair market value (determined at the beginning of each Subscription Period) of shares of common stock and other stock may be purchased under the Purchase Plan and all other employee stock purchase plans of Audiovox and any parent or subsidiary corporations by any participant for each calendar year.

DEATH, DISABILITY, RETIREMENT, OR OTHER TERMINATION OF EMPLOYMENT

     If the participant's employment terminates because the employee has died, becomes permanently disabled, or has retired at or after age 65 (or earlier with the consent of the Committee), the participant (or his or her legal representative) may either (i) withdraw from the Purchase Plan, in which case all amounts withheld and not previously used to purchase Class A common stock pursuant to the Purchase Plan will be refunded in cash, or (ii) elect to receive a refund of only a portion of such amounts and to apply the balance toward the acquisition of Class A common stock at the end of the Purchase Period. Any such election must be made within three months of the event causing termination of employment, but not (except in the case of death) later than the conclusion of the Purchase Period. If no notice of election is filed with the Committee within the prescribed period, the participant will be deemed to have elected to withdraw from the Purchase Plan.

     If the participant's employment terminates for any other reason, Audiovox will refund in cash all amounts withheld and not previously used to purchase Class A common stock under the Purchase Plan.

RIGHTS NOT TRANSFERABLE

     The Rights of a participant in the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution.

AMENDMENT OR MODIFICATIONS

     The Board may at any time amend or modify the Purchase Plan, provided that approval by the shareholders of the Company is required to (i) change the total number of shares of common stock available for purchase under the Purchase Plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares, and the like), (ii) extend the duration of the Purchase Plan, (iii) change the purchase price (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares, and the like), (iii) withdraw the administration of the Purchase Plan from the exchange of shares, and the like), or (iv) change the definition of employees eligible to participate in the Purchase Plan.

TERMINATION

     All rights of participants in any offering under the Purchase Plan will terminate at the earlier of (i) the conclusion of the Purchase Period ending May 31, 2009, (ii) the day participants become entitled to purchase a number of shares of common stock equal to or greater than the number of shares remaining available for purchase, or (iii) at any time, at the discretion of the Board.

     Upon termination, shares of Class A common stock available under the Purchase Plan will be issued to participants and cash, if any, previously withheld and not used to purchase Class A common stock will be refunded to the participants, as if the Purchase Plan were terminated at the end of a Subscription Period.

FEDERAL TAX CONSIDERATIONS

     No income will be recognized by participants due to their purchase of shares under the Purchase Plan until the disposal of those shares or the death of the participant. Participants who hold their shares for more than one year or die while holding their shares will have ordinary income in the year of disposition or death equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition or death over the purchase price paid by the participant or (ii) the excess of the fair market value of the shares on the first day of the year in which they were purchased by the participant over the purchase price paid by the participant. If the holding period has been satisfied when the participant sells the shares or the participant dies while holding the shares, Audiovox will not be entitled to any deduction in connection with the shares.

     Participants who dispose of their shares within the one-year period after the shares are transferred to them will be considered to have realized ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the date they were purchased by the participant and the price paid by the participant. If such disposition occurs, Audiovox generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.

     Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income at the time of their disposition of the shares. Any gain realized on the disposition of shares acquired under the Purchase Plan in excess of the basis will be capital gain.

COPY OF PURCHASE PLAN

     The full text of the Purchase Plan is set forth as Exhibit B on this Proxy Statement, to which Exhibit reference is made for a complete statement of the terms of the Purchase Plan.

VOTING REQUIREMENTS

     The affirmative vote of holders of at least a majority of the outstanding shares of common stock of Audiovox entitled to vote on this item and present in person or by proxy at the annual meeting is required for approval of the Purchase Plan. Proxies solicited by the Board will be voted for approval of the Purchase Plan, unless shareholders specify otherwise in their proxies.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

                                   PROPOSAL 5
                  PROPOSAL TO APPROVE THE AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

     The Company's Certificate of Incorporation authorizes the issuance of 41,550,000 shares, of which 30,000,000 are Class A Common Stock, $.01 par value, 10,000,000 are Class B Common Stock, $.01 par value, 50,000 are Preferred Stock, $50.00 par value and 1,500,000 are Series Preferred Stock, $.01 par value. Each share of Class B Common Stock is convertible into one (1) fully paid and non-assessable share of Class A Common Stock. The Company is obligated to reserve a sufficient number of shares of Class A Common Stock to allow for the conversion of the issued and outstanding Class B Common Stock. As of February 25, 2000, 19,549,149 shares of Class A Common Stock were issued and outstanding, 2,260,954 shares of Class B Common Stock were issued and outstanding, and 50,000 shares of Preferred Stock were issued and outstanding. No shares of Series Preferred Stock were outstanding as of February 25, 2000.

     The proposed amendment to Paragraph FOURTH of the Company's Certificate of Incorporation, recommended by the Board of Directors, would increase the total number of shares of stock the Company has the authority to issue from 41,550,000 to 71,550,000. If the amendment is approved by the Shareholders, Paragraph FOURTH of the Company's Certificate of Incorporation, as amended and restated, will read as follows:

          The total number of shares of stock the Corporation has authority to issue is 71,550,000 shares, of which 60,000,000 shall be Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), 10,000,000 shall be Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), 50,000 shall be Preferred Stock, par value $50.00 per share (the "Preferred Stock") and 1,500,000 shall be Series Preferred Stock, par value $.01 per share (the "Series Preferred Stock").

     The Board of Directors wants to increase the authorized number of Class A Common Stock to enhance the Company's flexibility in connection with possible future actions, such as conversion of Class B Common stock, stock splits, stock dividends, equity financings, acquisitions of property, use in employee benefit plans, or other corporate purposes. If the Company has available for issuance 60,000,000 shares of Class A Common Stock, shares of such stock could be issued without the expense and delay of a special stockholder's meeting. The additional shares of Common Stock would be part of the existing Class A Common stock and, if and when issued, would have the same rights and privileges as the shares of Class A Common Stock currently outstanding.

     If the proposed amendment is approved, the additional shares of Class A Common Stock would be available for issuance without further action by the Shareholders, unless such action is required by applicable law or the rules of the Nasdaq Stock Market.

     As of the date of this Proxy Statement, except as described under "Proposal to Adopt the Audiovox Corporation 1999 Stock Compensation Plan" and "Proposal to Approve the Employee Stock Purchase Plan", the Board has not authorized the issuance of any additional shares of Class A Common Stock and the Company has no agreements, commitments or plans with respect to the sale or issuance of any shares of Class A Common Stock beyond the number currently authorized. The proposal to increase the authorized number of shares of Class A Common Stock may be considered as having the effect of discouraging attempts to take over control of the Company and issuances of additional shares could have the effect of diluting earnings and book value per share of existing shares.

     The affirmative vote of the holders of a majority of the outstanding shares of Class A and Class B Common Stock present or represented and entitled to vote on this item is required for approval of the Amended and Restated Certificate of Incorporation. The Board recommends that the Shareholders vote for approval of the proposed amendment.

                         SECURITIES BENEFICIALLY OWNED

     The following information is submitted with respect to each director and nominee for director, each executive officer named in the Summary Compensation Table, all directors and executive officers as a group and by all persons, based solely on filings with the Securities and Exchange Commission, beneficially owning more than five percent (5%) of our Class A common stock as of February 25, 2000:

                                                                                        SOLE VOTING OR    PERCENT OF
                                                                                         INVESTMENT       OUTSTANDING
NAME AND ADDRESS(1)                                                                       POWER(2)        SHARES(3)
-------------------------------------------------------------------------------------   --------------    -----------
John J. Shalam.......................................................................      4,600,771         20.7%
Philip Christopher...................................................................        635,474          3.2%
Charles M. Stoehr....................................................................        124,549         *
Patrick M. Lavelle...................................................................         96,806         *
Richard Maddia.......................................................................          5,070         *
Ann M. Boutcher......................................................................          5,338         *
Paul C. Kreuch, Jr...................................................................          7,000         *
Dennis F. McManus....................................................................          5,000         *
All directors and officers as a group (8 persons)....................................      5,480,008         24.0%


NAME AND ADDRESS OF OTHER 5% HOLDERS OF COMMON STOCKS
---------------------------------------------------------------------------------------------------------------------
Kennedy Capital Management, Inc. (4).........................................Class A       1,715,250          8.8%
  10829 Olive Blvd.
  St. Louis, Missouri 63141
Franklin Resources, Inc. (5).................................................Class A       1,198,369          6.1%
  777 Mariners Island Blvd.
  San Mateo, California 94404
Dimensional Fund Advisers Inc. (6)...........................................Class A       1,096,900          5.6%
  1299 Ocean Ave, 11th Floor
  Santa Monica, CA 90401

------------------
* Represents less than 1%

(1) The address of each person, unless otherwise noted, is c/o Audiovox Corporation, 150 Marcus Boulevard, Hauppauge, New York 11788. In presenting shares beneficially owned and in calculating each holder's percentage ownership, only options exercisable by that person within 60 days of February 1, 2000 and no options exercisable by any other person are deemed to be outstanding.

(2) The number of shares stated as "beneficially owned" includes stock options exercisable within 60 days as follows: Mr. Shalam--525,000, Mr. Christopher--431,000, Mr. Lavelle--80,700, Mr. Stoehr--112,500,
    Mr. Kreuch--5,000 and Mr. McManus--5,000.

(3) Includes 2,144,152 shares of Class B common stock held by Mr. Shalam that he may convert into Class A common stock at any time. Excludes 116,802 shares of Class B common stock and 2,002 shares of Class A common stock that are held in irrevocable trusts for the benefit of Mr. Shalam's three sons.

(4) Information reported is derived from a Schedule 13G dated February 5, 1999, of Kennedy Capital Management, Inc. and filed with the Securities and Exchange Commission. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or direct the vote of 1,613,250 shares, and has the sole power to dispose or to direct the disposition of 1,715,250 shares.

(5) Information reported is derived from a Schedule 13G dated January 13, 2000 of Franklin Resources, Inc. and filed with the Securities and Exchange Commission.

(6) Information reported is derived from a Schedule 13G dated February 4, 2000 of Dimensional Fund Advisors Inc. and filed with the Securities and Exchange Commission.

                    RECENT HISTORY AND CERTAIN TRANSACTIONS

     We lease some of our equipment, office, warehouse and distribution facilities from entities in which our executive officers own controlling interests. The following table identifies leases that result in payments in excess of $60,000 to any of the related entities.

        EQUIPMENT/PROPERTY                                                                    RENT PAID DURING
             LOCATION                  EXPIRATION DATE            OWNER OF PROPERTY           FISCAL YEAR 1999
-----------------------------------   -----------------    --------------------------------   ----------------
150 Marcus Blvd ...................   October 31, 2003     150 Marcus Blvd.Realty LLC(1)        $ 530,000.00
  Hauppauge, NY
16808 Marquardt Avenue ............   January 31, 1999     Marquardt Associates(2)                119,011.00
  Cerritos, CA
555 Wireless Blvd .................   December 1, 2026     Wireless Blvd. Realty LLC(3)           675,956.00
  Hauppauge, NY
555 Wireless Blvd .................   March 31, 2003       Wireless Blvd. Realty LLC(3)           410,641.00
  Hauppauge, NY

------------------

(1) Property owned by 150 Marcus Blvd. Realty, LLC, a New York limited liability company of which John J. Shalam owns 99% and Mr. Shalam's three sons own the remaining 1%.

(2) Property owned by Marquardt Associates, a California partnership consisting of four individuals of which John J. Shalam owns 60% and Philip Christopher owns 10%.

(3) Property owned or leased by Wireless Blvd. Realty, LLC, a New York limited liability company, owned 98% by the Shalam Long Term Trust, 1% by John J. Shalam and 1% by Mr. Shalam's three sons. The Shalam Long Term Trust is a grantor trust of which Mr. Shalam is the Grantor and his three sons are the beneficiaries.

     We believe that the terms of each of the leases are no less favorable to us than those that could have been obtained from unaffiliated third parties. To the extent that conflicts of interest arise between us and such persons in the future, such conflicts will be resolved by a committee of disinterested directors.

WARRANTS

     On May 9, 1995, we issued warrants to purchase 1,668,875 shares of Class A common stock at $7.125 per share. The warrants were issued to the beneficial holders of approximately $57,600,000 of our debentures. The warrants expire on March 15, 2001, unless sooner terminated under certain circumstances. In connection with the issuance of the warrants, John J. Shalam, our Chief Executive Officer, granted us an option to purchase 1,668,875 shares of Class A common stock from his personal holdings. The option from Mr. Shalam is only exercisable to the extent a warrant holder exercises its warrants described above. The exercise price of this option is $7.125, plus an amount intended to reimburse Mr. Shalam for the tax impact, if any, should the exercise of this option be treated as dividend income rather than capital gains to Mr. Shalam. During 1998, we purchased approximately 1,324,075 of these warrants at a price of $1.30 per warrant. In connection with this purchase, we cancelled our option to purchase 1,324,075 of Mr. Shalam's shares. As of November 30, 1999, 344,800 warrants remain outstanding and we have a corresponding option to purchase 344,800 of Mr. Shalam's shares.

OPTIONS

     On September 9, 1999, we granted options to purchase an aggregate of 930,000 shares of Class A common stock to our directors and executive officers at an exercise price of $15.00 per share, the fair market value of the Class A common stock on the date of grant, as follows:

o          Philip Christopher ...................................................   580,000
o          Patrick M. Lavelle ...................................................   200,000
o          Charles M. Stoehr ....................................................   100,000
o          Richard A. Maddia ....................................................    20,000
o          Ann M. Boutcher ......................................................    10,000
o          Paul C. Kreuch .......................................................    10,000
o          Dennis F. McManus, Jr. ...............................................    10,000

     The options vest over a period of three years: 25% on September 9, 2000, 35% on September 9, 2001 and the remaining 40% on September 9, 2002.

     For the fiscal years ended November 30, 1996, 1997 and 1998, we granted to the following officers and directors an aggregate of 1,085,000 options as follows:

                                                                            NUMBER OF    AVERAGE EXERCISE
NAME                                                                        OPTIONS       PRICE PER SHARE
-------------------------------------------------------------------------   ---------    -----------------
John J. Shalam...........................................................    350,000          $7.6875
Philip Christopher.......................................................    500,000          $6.93
Charles M. Stoehr........................................................    100,000          $5.78
Patrick M. Lavelle.......................................................    100,000          $5.78
Richard A. Maddia........................................................     20,000          $7.6875
Paul C. Kreuch, Jr.......................................................      5,000          $4.63
Dennis F. McManus........................................................      5,000          $4.63
Ann M. Boutcher..........................................................      5,000          $7.6875

OTHER RELATIONSHIPS

     Ari Shalam, the son of John Shalam, our President and Chief Executive Officer, serves as our Vice President of Strategic Planning. His current annual salary is $90,000, plus a bonus of 0.3% of our pre-tax profits. He received total compensation of $61,465 in 1998 and $188,130 in 1999. During 1997 and 1999, we granted Ari Shalam options to purchase a total of 11,500 shares of Class A common stock at an average exercise price of $13.81.

RELATIONSHIPS WITH SUPPLIER

     In 1999, Toshiba, our largest supplier, purchased a 5% equity interest in Audiovox Communications Corp., our largest subsidiary, for $5,000,000.

THE BOARD OF DIRECTORS AND COMMITTEES

BOARD OF DIRECTORS

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee but does not have a standing nominating committee. The Board of Directors held three meetings and acted by Consent six times during the fiscal year ended November 30, 1999. All incumbent directors attended 75% or more of the aggregate number of Board and related committee meetings during the year. Directors who are not our employees receive an annual fee of $15,000 and a fee of $500 for each meeting attended.

EXECUTIVE COMMITTEE

     The Executive Committee which held no meetings during fiscal 1999, consisted of five members, namely, John J. Shalam, Philip Christopher, Charles
M. Stoehr, Paul C. Kreuch, Jr. and Dennis F. McManus. The primary function of the Executive Committee is to act upon matters when the Board is not in session. The Committee has full power and authority of the Board in the management and conduct of the business and affairs of the Company.

AUDIT COMMITTEE

     The Audit Committee, which held one meeting in fiscal 1999, consisted of two members, namely Mr. Paul C. Kreuch, Jr. and Dennis F. McManus. The Audit Committee reviews and approves the accounting principles and policies of the Company and the appropriate internal control procedures, supervises the Company's independent auditors and exercises all other powers normally associated with an audit committee of a publicly held company.

COMPENSATION COMMITTEE

     The Compensation Committee, which held two meetings in fiscal 1999, consisted of two members, namely, Messrs. Kreuch and McManus. The Compensation Committee recommends to the Board of Directors remuneration arrangements for senior management and the directors, approves and administers other compensation plans, including the profit sharing plan of the Company, in which officers, directors and employees participate.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market (the "Nasdaq"). These Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and Nasdaq. Based solely upon our review of the copies of the forms it has received, we believe that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal 1999, except that one of our directors reported late an exercise of options and the sale of the underlying shares.

EXECUTIVE COMPENSATION

     The following table sets forth a summary for the 1999, 1998 and 1997 fiscal years of all compensation paid to the Chief Executive Officer and the four most highly compensated executive officers whose individual compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL                                LONG TERM COMPENSATION AWARDS
                                    COMPENSATION                  ----------------------------------------------------
            NAME AND               ---------------                RESTRICTED       SECURITIES           ALL OTHER
      PRINCIPAL POSITION(1)        YEAR    SALARY      BONUS      STOCK OPTIONS   UNDERLYING OPTIONS   COMPENSATION(1)
---------------------------------  ----   --------   ----------   -------------   ------------------   ---------------
John J. Shalam,
  President and CEO .............  1999   $450,000   $1,371,000        --                    --            $10,191
                                   1998    450,000      114,000        --                    --              6,083
                                   1997    450,000      573,000        --               350,000              8,272
Philip Christopher,
  Executive Vice President ......  1999    450,000      914,000        --                    --              7,372
                                   1998    450,000       76,011        --                    --              3,379
                                   1997    450,000      382,000        --               500,000              9,020
Charles M. Stoehr,
  Senior Vice President and
  CFO ...........................  1999    325,000      457,000        --                    --              7,738
                                   1998    300,000       38,005        --                    --              3,711
                                   1997    288,000      190,000        --               100,000              5,201
Patrick M. Lavelle,
  Senior Vice President .........  1999    200,000      596,000        --                    --              7,925
                                   1998    200,000      320,000        --                    --              3,953
                                   1997    200,000      405,000        --               100,000              6,294
Richard A. Maddia,
  Vice President,Information
  Systems .......................  1999    115,000       45,490        --                    --              6,475
                                   1998    105,000       10,000        --                    --              4,320
                                   1997     89,300       20,000        --                20,000              2,080

------------------
(1) For fiscal 1999, includes: for Mr. Shalam: $5,010 allocated to his profit sharing account, $553.84 in 401(k) Company matching contribution and $4,627.52 in executive life insurance premiums; for Mr. Christopher: $5,010 allocated to his profit sharing account, $1,199.90 in 401(k) Company matching contribution and $1,161.92 in executive life insurance premiums; for Mr. Lavelle: $5,010 allocated to his profit sharing account, $2,000.02 in 401(k) Company matching contribution and $914.76 in executive life insurance premiums; for Mr. Stoehr: $5,010 allocated to his profit sharing account, $1,346.11 in 401(k) Company matching contribution and $1,381.60 in executive life insurance premiums; and for Mr. Maddia: $5,010 allocated to his profit sharing account, $924.04 in 401(k) Company matching contribution and $541.28 in executive life insurance premiums.

                    OPTION GRANTS IN LAST FISCAL YEAR (1999)

                                             NUMBER OF
                                             SECURITIES      % OF TOTAL         EXERCISE OR
                                             UNDERLYING      OPTIONS GRANTED    BASE PRICE                   GRANT DATE
                                              OPTIONS/       TO EMPLOYEES IN      ($PER        EXPIRATION     PRESENT
NAME                                         SARS GRANTED    FISCAL YEAR         SHARE)          DATE         VALUE(1)
------------------------------------------   ------------    ---------------    -----------    ----------    ----------
Shalam, John J. (CEO).....................           --              --%          $    --             --     $       --
Christopher, Philip (EVP).................      580,000           37.66             15.00       09/09/09      5,701,400
Lavelle, Patrick M. (SVP).................      200,000           12.99             15.00       09/09/09      1,966,000
Stoehr, Charles M. (SVP)..................      100,000            6.49             15.00       09/09/09        983,000
Maddia, Richard A. (VP)...................       20,000            1.30             15.00       09/09/09        196,600

------------------
(1) Based on "Black-Scholes" pricing model which indicates present values at grant date as follows:

                                                                                  $15.00 OPTIONS
                                                                                  --------------
Volatility.....................................................................           60%
Risk Free Interest Rate........................................................          5.9%
Dividend Yield.................................................................            0%
Days to Expiration.............................................................        2,555
Present Value @ Grant Date.....................................................       $ 9.83

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                         NUMBER OF SECURITIES
                                                                              UNDERLYING          VALUE OF UNEXERCISED
                                                                             UNEXERCISED          IN-THE-MONEY OPTIONS
                                     SHARES ACQUIRED       VALUE              OPTIONS AT                   AT
                NAME                 ON EXERCISE        REALIZED ($)*     NOVEMBER 30, 1999        NOVEMBER 30, 1999
----------------------------------------------------    -------------    --------------------    ----------------------
                                                                             EXERCISABLE/             EXERCISABLE/
                                                                            UNEXERCISABLE            UNEXERCISABLE
                                                                         --------------------    ----------------------
John J. Shalam.......................          --        $        --        525,000/0            $11,899,125/$0
Philip Christopher...................     174,000          1,475,149        431,000/580,000      $ 6,808,600/$8,555,000
Charles M. Stoehr....................      25,000            253,540        112,500/100,000      $ 2,471,838/$1,475,000
Patrick M. Lavelle...................      41,800            371,599         80,700/200,000      $ 1,932,475/$2,950,000
Richard A. Maddia....................       3,000             32,471              0/20,000                 0/$295,000

------------------
* Net of cost to acquire.

                           COMPENSATION OF DIRECTORS

     For their service, members of the Board of Directors who are not our salaried employees receive an annual retainer of $15,000 and $500 for each meeting attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently comprised of two independent directors, Paul C. Kreuch, Jr. and Dennis F. McManus.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following Compensation Committee Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report of the performance graph by reference therein.

RESPONSIBILITIES OF THE COMMITTEE

     The Compensation Committee of the Board of Directors which consists entirely of outside directors, reviews and approves compensation for Audiovox' executive officers and oversees and administers Audiovox' stock option and restricted stock plans. The Compensation Committee recommends compensation for the Chief Executive Officer subject to the Board of Directors approval of such recommendations. The Chief Executive Officer submits recommended compensation levels for other executive officers of Audiovox to the Compensation Committee for its review and approval, which then submits it to the full Board of Directors for its consideration.

COMPENSATION PHILOSOPHY

     Audiovox' executive compensation policies and programs are designed to attract and retain talented executives and motivate them to achieve business objectives that will enhance stockholder value. Compensation for Audiovox' executive officers consists of salary, bonus and long-term incentive awards, typically in the form of stock options or restricted stock. Executive officers also participate in a profit sharing plan, a medical plan and other benefits available to employees generally.

     The Committee's philosophy is to provide compensation programs based on an individual's responsibilities, achievements and performance as well as Audiovox' overall performance. Audiovox does not have employment agreements with any of its executive officers.

BASE SALARY AND BONUS

     Salaries for the executive officers are designed to attract and retain qualified and dedicated executive officers. Annually, the Committee reviews salary recommendations made by Audiovox' Chief Executive Officer, and evaluates individual responsibility levels and performance. Base salaries for Audiovox' executive officers are fixed at levels commensurate with the competitive amounts paid to senior executives with comparable qualifications at companies engaged in the same or similar businesses.

     Bonus compensation provides Audiovox with a means of rewarding performance based upon attainment of corporate profitability during the fiscal year.
Mr. Lavelle's bonus compensation for fiscal 1999 was closely tied to his individual success in achieving financial performance goals within his division. Messrs. Christopher and Stoehr's bonus compensation for fiscal 1999 were based upon their continued dedication to the improvement of the overall profitability of Audiovox.

     Audiovox' performance is evaluated in terms of the achievement of corporate objectives, both short-term and long-term, which impact its growth and economic stability.

STOCK OPTION INCENTIVES

     During fiscal 1999, stock options were granted to key employees, including the Company's executive officers. The Compensation Committee reviews the recommendations of the Chief Executive Officer regarding each executive officer's contributions to Audiovox during the fiscal year and likely future contributions. Based on this review, the Committee determines if options should be granted, and if so, the number of options, the exercise price and the vesting date. The Committee believes that stock options align an executive's interest with those of our shareholders and focuses the executive's attention on increasing the market value of our stock. Options are awarded with an exercise price equal to the market value of or common stock on the date of grant. The largest grants are awarded to those of our executive officers who have the greatest potential influence on our profitability and growth.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee has fixed the base salary of the Chief Executive Officer based on competitive compensation data, the Committee's assessment of Mr. Shalam's past performance and its expectation as to his future contributions in guiding and directing Audiovox and its business. Mr. Shalam's bonus for fiscal 1999 was calculated on Audiovox' pre-income tax profit before certain non-operating events in accordance with Audiovox' CEO Bonus Plan that was approved by the shareholders in 1995.

PAUL C. KREUCH, JR.                                            DENNIS F. MCMANUS

                               PERFORMANCE GRAPH

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                                 [LINE GRAPH]

         Audiovox Corporation   SIC Code Index    AMEX Market Index
         --------------------   --------------    -----------------
1994               100                100                  100
1995             91.23             121.29               125.65
1996             73.68             135.23               135.54
1997            123.68             153.21               154.83
1998             90.35             116.34               152.96
1999            417.54             128.54                191.1


     The annual changes for the five year period are based on the assumption that $100 had been invested on December 1, 1994, and that all quarterly dividends were reinvested. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on November 30, 1999.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board has again appointed the firm of KPMG LLP as independent auditors for the fiscal year ending November 30, 2000. A representative of KPMG LLP will be present at the Annual Meeting of Shareholders to respond to appropriate questions from Shareholders and will have the opportunity to make a statement if he so desires.

                                 OTHER MATTERS

     Management does not know of any matters to be presented for action at the meeting other than as set forth in Items 1 through 5 of the Notice of Annual Meeting. However, if any other matters come before the meeting, it is intended that the holders of the proxies will vote thereon in their direction.

                   DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of Shareholders intended to be presented at the next Annual Meeting of Shareholders currently scheduled for May 4, 2001, must be received by the Secretary of the Company not later than November 1, 2000 for inclusion in the proxy statement.

     The proposals must comply with all applicable statutes and regulations.

                    REQUEST TO VOTE, SIGN AND RETURN PROXIES

     If you do not intend to be present at the Annual Meeting of Shareholders on April 6, 2000, please vote the enclosed proxy at your earliest convenience.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER, ENTITLED TO VOTE AT THE MEETING. ANY SUCH REQUEST SHOULD BE DIRECTED TO THE ATTENTION OF CHRIS LIS JOHNSON, THE COMPANY'S SECRETARY, 150 MARCUS BOULEVARD, HAUPPAUGE, NEW YORK 11788, TELEPHONE:
(631) 231-7750.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          CHRIS LIS JOHNSON
                                          Secretary
                                          Audiovox Corporation

Hauppauge, New York
February 28, 2000

                                                                       EXHIBIT A

                              AUDIOVOX CORPORATION
                          1999 STOCK COMPENSATION PLAN
                      SECTION 1. ESTABLISHMENT AND PURPOSE

     Audiovox Corporation (the "Company") hereby establishes a long term incentive plan to be named the Audiovox Corporation 1999 Stock Compensation Plan (the "Plan"), for key employees of the Company, its Subsidiaries and Affiliates and such consultants, advisors and members of the Board of Directors of the Company, its Subsidiaries and Affiliates whose entrepreneurial and management talents and commitments are essential for the continued growth and expansion of the Company's business.

                             SECTION 2. DEFINITIONS

     Whenever used herein, the following terms shall have the respective meanings set forth below:

     (a) AFFILIATE means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, by virtue of the ownership of voting securities, by contract or otherwise.

     (b) AWARD means any Option or Restricted Stock or right to receive either granted under the Plan.

     (c) AWARD AGREEMENT means the written agreement evidencing an Award under the Plan, which shall be executed by the Company and the Award Holder. Award Holder shall mean the Employee or other eligible individual designated to receive an Award under the Plan or any permitted transferee of such Award.

     (d) BOARD means the Board of Directors of the Company.

     (e) CODE means the Internal Revenue Code of 1986, as amended and in effect from time to time.

     (f) COMMITTEE means the Compensation Committee of the Board, or any successor to such Committee, the members of which shall be elected by the Board.

     (g) COMPANY means Audiovox Corporation, a Delaware corporation.

     (h) EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

     (i) EXERCISE PRICE of an Option means a price fixed by the Committee upon grant of the Option as the purchase price for Stock under the Option, as such may be adjusted under Section 10 of the Plan.

     (j) FAIR MARKET VALUE means, for any particular day, (i) for any period during which the Stock shall be listed for trading on a national securities exchange, the average of the high and low price per share of Stock on such exchange on such day, (ii) for any period during which the Stock shall not be listed for trading on a national securities exchange, but when prices for the Stock shall be reported by the National Market System of the National Association of Securities Dealers Automated Quotation Systems ("NASDAQ"), the average of the high and low transaction price per share as quoted by the NASDAQ for such day, (iii) for any period during which the Stock shall not be listed for trading on a national securities exchange or its price reported by the NASDAQ, but when prices for the Stock shall be reported by NASDAQ, the average of the high and low bid price per share as reported by National Association of Securities Dealers Automated Quotation Systems ("NASDAQ") for such day, or (iv) in the event none of (i), (ii) and
         (iii) above shall be applicable, the fair market price per share of Stock for such day as determined by the Board of Directors. If Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day shall be the Fair Market Value on the nearest preceding day when the markets were open.

     (k) INCENTIVE STOCK OPTION OR ISO shall mean an incentive stock option within the meaning of Section 422 of the Code.

     (l) OPTION means an option for the purchase of shares granted under
         Section 8 of the Plan, which will be either an ISO or Non-Incentive Stock Option.

     (m) PERIOD OF RESTRICTION means the period during which Restricted Stock is subject to forfeiture under Section 9 of the Plan.

     (n) REPORTING PERSON means a person subject to Section 16 of the Exchange Act.

     (o) RESTRICTED STOCK means shares of Stock awarded under the Plan that are subject to certain risks of forfeiture during a Period of Restriction, as provided in Section 9 of the Plan, and which cease to be shares of Restricted Stock upon expiration of the Period of Restriction.

     (p) RULE 16b-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act, or any successor regulation.

     (q) STOCK means the Class A Common Stock, par value $.01 per share, of the Company.

     (r) SUBSIDIARY means a subsidiary corporation of the Company as defined in
         Section 424(f) of the Code.

     (s) TAXABLE EVENT means an event relating to an Award granted under the Plan which requires federal, state or local tax to be withheld by the Company, its Subsidiaries or Affiliates.

                           SECTION 3. ADMINISTRATION

     The Plan will be administered by the Committee. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. Notwithstanding the foregoing, the Committee in its discretion may delegate to the President or other appropriate officers of the Company or any Subsidiary or Affiliate ("The Delegatees") the authority to make any or all determinations under the Plan (including the decision to grant Awards and types of Awards granted) with respect and only with respect to persons receiving Awards or Award Holders (other than the Delegatees) who are not Reporting Persons, notwithstanding the fact that the Delegatees may themselves be persons eligible to receive Awards under the Plan and/or Reporting Persons. A majority of members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, and all actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons.

                    SECTION 4. SHARES AUTHORIZED FOR AWARDS

     The maximum number of shares available for Awards under the Plan is 1,500,000 shares of Stock, of which a maximum of 1,000,000 shares may take the form of Restricted Stock, and there is hereby reserved for issuance under the Plan an aggregate of 1,500,000 shares of Stock, subject in the case of each of the foregoing to adjustment as provided in Section 10 of the Plan. Shares of Stock underlying outstanding Options and outstanding shares of unvested Restricted Stock will be counted against the Plan maximum while such Options and shares of Restricted Stock are outstanding. Upon termination of outstanding Options that are unexercised and upon forfeiture of outstanding shares of Restricted Stock prior to vesting, the shares of Stock underlying such Awards shall be returned to the Plan and available for future grants or Awards thereunder. In addition, if payment of the Exercise Price of any Option granted under the Plan is satisfied, upon exercise of such Option, by the Award Holder by surrender to the Company of shares of Stock previously owned by the Award Holder (or, in lieu of actual surrender, by a deemed surrender of such shares), the number of shares of Stock surrendered or deemed surrendered shall be returned to the Plan and available for future grants of Awards thereunder.

                        SECTION 5. RECIPIENTS OF AWARDS

     Persons eligible to receive Awards shall be the executive officers of the Company, Directors, other employees of the Company, its Subsidiaries and Affiliates, non-employee consultants and other persons providing substantial services to the Company, its Affiliates and its Subsidiaries, and any person who has been offered employment by the Company, its Affiliates or its Subsidiaries, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company, Subsidiary or Affiliate. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards under
Section 6.

                           SECTION 6. TYPES OF AWARDS

     The following Awards, and rights thereto, may be granted under the Plan in any proportion: Options and Restricted Stock, as further described below. Except as specifically limited herein, the Committee shall have complete discretion in determining the type and number of Awards to be granted to any eligible person and, subject to the provisions of the Plan, the terms and conditions of each Award, which terms and conditions need not be uniform as among different Awards. Each Award shall be evidenced by an Award Agreement, as provided in Section 7 of the Plan. From time to time, as the Committee deems appropriate and in the best long-term interests of the Company and its stockholders, the Committee may elect to modify or waive one or more terms or conditions of an outstanding Award previously granted under the Plan, provided that (i) no such modification or waiver shall give the holder of any other Award granted under the Plan any right to a similar modification or waiver, (ii) no such modification or waiver of an Award shall involve a change in the number of shares subject to the Award or an increase in the Exercise Price of an Option or the purchase price, if any, of Restricted Stock which is the subject of the Award, and (iii) any such modification or waiver which is adverse or arguably adverse to the interests of the Award Holder shall not be effective unless and until the Award Holder shall consent thereto in writing.

                          SECTION 7. AWARD AGREEMENTS

     Within thirty business days after the grant of an Award, the Company shall notify the recipient of such grant and shall hand deliver or mail to the recipient an Award Agreement, duly executed by and on behalf of the Company, with the request that the recipient execute the Agreement within 30 days after the date of mailing or delivery by the Company and return the same to the Company. The date of execution and return of the Award Agreement shall not necessarily be or affect the date of grant of the Award, which may precede such date of execution and return, as the Committee may determine. If the recipient shall fail to execute and return to the Company the Award Agreement within said 30-day period, the Committee may elect to treat the Award as void and never granted. If an Award granted under the Plan is eligible for transfer and the subject of a proposed eligible transfer, no such transfer shall be or become effective until and unless the permitted transferee shall have duly executed and returned to the Company an Award Agreement in a form acceptable to the Committee.

                            SECTION 8. STOCK OPTIONS

      (a) Incentive Stock Options shall consist of Options to purchase shares of Stock at an Exercise Price established by the Committee upon grant, which Exercise Price shall not be less than, but may be more than, 100% of the Fair Market Value of the Stock on the date of grant. If at the time such ISO is granted, the recipient own, as determined by applying the provisions of Section 425 of the Code stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, a Subsidiary or an Affiliate, the Option Price for such Grantee shall be not less than 110% of the Fair Market Value of the Option Shares aforementioned as of the Valuation Date, and any Incentive Stock Option granted to such Grantee shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

      (b) Non-Qualified Stock Options shall consist of Options to purchase Shares of Stock at an Exercise Price established by the Committee upon grant which Exercise Price shall not be less than, but may be more than, 50% of the Fair Market Value of the Stock on the date of grant.

      (c) The Committee shall establish upon grant the period of time during which an Option will be exercisable by the Award Holder, provided that no Option shall continue to be exercisable, in whole or in part, later than ten years after the date of grant. Subject to these limitations, the Committee may provide, upon grant of an Option, that full exercisability will be phased in and/or phased out over some designated period of time. The Committee also may provide upon grant that exercisability of an Option will be accelerated, to the extent such

Option is not already then exercisable, upon such occurrence as the Committee may specify. Generally, exercisability of an Option granted to an Employee also shall be conditioned upon continuity of employment by the original recipient of the Award with the Company and its Subsidiaries, provided that, if the Committee so provides upon grant, exercisability of such an Option may continue for some designated period of time after termination of employment, within the following limitations: (i) if employment is terminated other than due to the death of the original recipient, exercisability may be extended to not more than one year after termination; and (ii) if employment is terminated due to the death of the original recipient, exercisability may be extended to the normal end of the exercise period. However, in no event may any Option continue to be exercisable more than ten years after the date of grant. Leaves of absence granted by the Company for military service or illness and transfers of employment between the Company and any Affiliate or Subsidiary shall not constitute termination of employment.

      (d) Upon exercise of an Option, in whole or in part, the Exercise Price with respect to the number of shares as to which the Option is then being exercised and any federal state or local taxes which may be due as a result of such exercise ("Taxes") may be paid by check or, if the Award Holder so elects and the Committee shall have authorized such form of payment, in whole or in part by surrender to the Company of shares of Stock owned prior to exercise by the Award Holder. Any previously-owned shares of Stock to be used in full or partial payment of the Exercise Price or taxes shall be valued at the Fair Market Value of the Stock on the date of exercise. In lieu of the actual surrender of shares of Stock by the Award Holder to the Company in any such stock-for-stock exercise, the Award Holder may, with the consent of the Committee, in lieu of surrendering some number of previously-owned shares of Stock, affirm to the Company the Award Holder's ownership of such number of shares, in which event the Company, upon its delivery of the shares of Stock as to which the Option is being exercised, deduct from the number of shares otherwise deliverable the number of shares affirmed but not surrendered by the Award Holder. Delivery by the Company of shares of Stock upon exercise of an Option shall be made to the person exercising the Option or the designee of such person subject to such terms, conditions, restrictions and contingencies as the Committee may provide in the Award Agreement. If so provided by the Committee upon grant of the Option, the shares delivered upon exercise may be subject to certain restrictions upon subsequent transfer or sale by the Award Holder.

      (e) Subject to the provisions of this Section 8, if an Award Holder elects to pay some or all of the exercise price of an option (the "Underlying Option") and/or any related withholding taxes by delivery (or, in the case of such taxes, by directing the Company to withhold shares that would otherwise be issued upon exercise of such Underlying Option) then the Committee may grant such Award Holder a restorative option to purchase additional shares of Stock. The number of shares of Stock subject to the restorative option shall be equal to the sum of: (a) any shares used by delivery to pay the exercise price and/or the related withholding taxes, and (b) any shares withheld in connection with the exercise in payment of withholding taxes. The exercise price of the restorative option shall be equal to one hundred percent (100%) of the Fair Market Value of the Stock on the date the Underlying Option is exercised. The restorative option shall vest in accordance with the Committees' grant and shall expire on the expiration date of the Underlying Option. All other terms of the restorative option shall be identical to the terms of the Underlying Option.

      (f) The Committee may require reasonable advance notice of exercise of an Option, normally not to exceed three calendar days, and may condition exercise of an Option upon the availability of an effective registration statement or exemption from registration under applicable federal and state securities laws relating to the Stock being issued upon exercise.

                          SECTION 9. RESTRICTED STOCK

      (a) Restricted Stock shall consist of Stock or rights to Stock awarded under the Plan by the Committee which, during a Period of Restriction specified by the Committee upon grant, shall be subject to forfeiture by the Award Holder to the Company if the recipient ceases to be employed by the Company and its Affiliates Subsidiaries prior to the lapse of such restrictions. Restricted Stock normally will not be transferable or assignable during the Period of Restriction. Restricted Stock may be granted at no cost to Participants or, if subject to a purchase price, such price shall not exceed the par value of the Stock and may be payable by the recipient to the Company in cash or by any other means, including recognition of past employment, as the

Committee deems appropriate. The Committee may provide upon grant of an Award of Restricted Stock that any shares of Restricted Stock as may be purchased by the recipient thereunder and subsequently forfeited by the recipient prior to expiration of the Period of Restriction shall be reacquired by the Company at the purchase price originally paid in cash by the recipient therefor.

      (b) The Committee may provide upon grant of an Award of Restricted Stock that different numbers or portions of the shares subject to the Award shall have different Periods of Restriction. The Committee also may establish upon grant of an Award of Restricted Stock that some or all of the shares subject thereto shall be subject to additional restrictions upon transfer or sale (although not to forfeiture) after expiration of the Period of Restriction.

      (c) The Award Holder of Restricted Stock shall be entitled to all dividends declared and paid on Stock generally with respect to all shares of Restricted Stock held thereby, from and after the date of grant of such Award, or from and after such later date or dates as may be specified by the Committee in the Award, and the Award Holder shall not be required to return any such dividends to the Company in the event of forfeiture of the Restricted Stock.

      (d) The Award Holder of Restricted Stock shall be entitled to vote all shares of Restricted Stock held thereby from and after the date of grant of such Award, or from and after such later date or dates as may be specified by the Committee in the Award.

      (e) Pending expiration of the Period of Restriction, certificates representing shares of Restricted Stock shall be held by the Company or the transfer agent for the Stock. Upon expiration of the Period of Restriction for any such shares, certificates representing such shall be delivered to the Award Holder or the permitted transferee, assignee or beneficiary thereof.

                       SECTION 10. ADJUSTMENT PROVISIONS

      (a) If the Company shall at any time change the number of issued shares of Stock without new consideration to the Company (such as by a stock dividend or stock split), the total number of shares reserved for issuance under the Plan, the maximum number of shares available for issuance as Restricted Stock, the maximum number of shares available for Award of Options to any individual under the Plan and the number of shares (and, in the case of Options, the Exercise Price) covered by each outstanding Award shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Award to the Award Holder shall not be changed. Awards may also contain provisions for their continuation or for other equitable adjustments after changes in the Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants or similar occurrence.

      (b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available for issuance hereunder, the Board of Directors shall use best efforts to authorize the issuance or assumption of benefits under the Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the liquidation, discontinuation, merger out of existence or fundamental corporate restructuring of the Company, upon such terms and conditions as it may deem appropriate.

                        SECTION 11. TRANSFERS OF AWARDS

     Subject to any overriding restrictions and conditions as may be established from time to time by the Board of Directors, the Committee may determine that any Award granted under the Plan may be transferable, in the case of an Option, prior to exercise thereof, and in the case of Restricted Stock, prior to expiration of the Period of Restriction therefor, under such terms and conditions as the Committee may specify. No Award granted under this Plan shall be transferable except: (a) by will or the laws of descent and distribution; or,
(b) if permitted by the Committee and if provided in the Agreement evidencing the Award, (i) pursuant to a domestic relations order, as defined in the Code,
(ii) to Immediate Family Members, (iii) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the only partners,
(iv) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the sole owners, member or beneficiaries, as appropriate, are the only members, or (v) to a trust for the sole benefit of Immediate Family Members. "Immediate Family Members" shall be defined as the spouse and natural or adopted children or grandchildren of an Award Holder and their spouses. In the event of the death of an Award Holder holding an unexercised Option, exercise of the Option may be made only by the executor or administrator of the estate of the Award Holder or the person or persons to whom the deceased Award Holder's rights under the Option shall pass by will or the laws of descent and distribution, and such exercise may be made only to the extent that the deceased Award Holder was entitled to exercise such Option at the date of death. If and to the extent the Committee shall so provide upon grant, the Period of Restriction for Restricted Stock may be foreshortened upon the death of the Award Holder during the Period of Restriction, such that the Stock shall be deemed not to be forfeited and no longer to be Restricted Stock as of the date of death.

                               SECTION 12. TAXES

     The Company shall be entitled to withhold, and shall withhold, the minimum amount of any federal, state or local tax attributable to any shares deliverable under the Plan, whether upon exercise of an Option or expiration of a Period of Restriction for Restricted Stock or occurrence of any other Taxable Event, after giving the person entitled to receive such delivery notice as far in advance of the Taxable Event as practicable, and the Company may defer making delivery as to any Award, if any such tax is payable, until indemnified to its satisfaction. Such withholding obligation of the Company may be satisfied by any reasonable method, including, if the Committee so provides upon grant of the Award, reducing the number of shares otherwise deliverable to or on behalf of the Award Holder on such Taxable Event by a number of shares of Stock having a fair value, based on the Fair Market Value of the Stock on the date of such Taxable Event, equal to the amount of such withholding obligation.

                       SECTION 13. NO RIGHT TO EMPLOYMENT

     An Employee's right, if any, to continue to serve the Company, any Affiliates or Subsidiary as an officer, employee or otherwise shall not be enhanced or otherwise affected by the designation of such Employee as a recipient of an Award under the Plan.

                SECTION 14. DURATION, AMENDMENT AND TERMINATION

     The duration of this Plan shall be indefinite. However, no Incentive Stock Option shall be granted under this Plan after the expiration of ten years from the earlier of: (i) the date the Plan is adopted by the Board; or (ii) the date the Plan is approved by the stockholders of the Company. The Committee or the Board may amend the Plan from time to time or terminate the Plan at any time. By mutual agreement between the Company and an Award Holder, one or more Awards may be granted to such Award Holder in substitution and exchange for, and in cancellation of, any certain Awards previously granted such Award Holder under the Plan, provided that any such substitution Award shall be deemed a new Award for purposes of calculating any applicable exercise period for Options or Period of Restriction for Restricted Stock. To the extent that any Awards which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to an Award Holder, any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Committee, and to the extent that any such Awards would so qualify within the terms of the Plan, the Committee shall have full and complete authority to grant Awards that so qualify (including the authority to grant, simultaneously or otherwise, Awards which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such Awards under the Plan.

                      SECTION 15. MISCELLANEOUS PROVISIONS

      (a) NAMING OF BENEFICIARIES. In connection with an Award, an Award Holder may name one or more beneficiaries to receive the Award Holder's benefits, to the extent permissible pursuant to the various provisions of the Plan, in the event of the death of the Award Holder.

      (b) SUCCESSORS. All obligations of the Company under the Plan with respect to Awards issued hereunder shall be binding on any successor to the Company.

      (c) GOVERNING LAW. The provisions of the Plan and all Award Agreements under the Plan shall be construed in accordance with, and governed by, the laws of the State of Delaware without reference to conflict of laws provisions, except insofar as any such provisions may be expressly made subject to the laws of any other state or federal law.

      (d) APPROVAL BY THE BOARD AND THE COMMITTEE. The Plan, in order to become effective, must be approved by the Board or the Committee. Any Award granted under this Plan and any Award Agreement executed pursuant thereto prior to the submission of this Plan to the Board or the Committee for approval shall be void and of no effect if this Plan is not approved as provided above.

      (e) APPROVAL BY STOCKHOLDERS. This Plan and any Awards granted hereunder shall be null, void, and of no effect unless the Plan is approved by the stockholders of the Company within twelve (12) months from the date of the Plan's adoption by the Board.

      (f) SAVINGS CLAUSE. Notwithstanding any language to the contrary contained herein, this Plan shall be interpreted and administered in accordance with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Act") so as to exempt from the application of Section 16(b) of the Act the acquisition of Awards by directors and officers of the Company or its Subsidiaries or its Affiliates pursuant to this Plan.

                                                                       EXHIBIT B

                              AUDIOVOX CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE

     The purpose of this Employee Stock Purchase Plan is to give eligible employees of Audiovox Corporation, a Delaware corporation, and its subsidiaries, a convenient means to acquire shares of its Class A Common Stock, $.01 par value, through systematic payroll deductions. The Plan is also intended to promote the Company's and shareholders' best interests and enhance long-term performance by linking broad-based employee compensation to increases in shareholder value.

2. DEFINITIONS

     Wherever used herein, the following words and phrases shall have the meanings stated below unless a different meaning is plainly required by the context:

          (a) "Base Salary" means the regular compensation including commissions as applicable, prior to deductions, paid to an Eligible Employee with respect to the Enrollment Period. Base Salary shall not include overtime, bonuses, or other items which are not considered to be regular earnings by the Board administering the Plan.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Code" means the Internal Revenue Code of 1986, as amended.

          (d) "Common Stock" means shares of the Class A Common Stock of the Company, $.01 par value.

          (e) "Company" means Audiovox Corporation, a Delaware corporation.

          (f) "Eligible Employee" means all employees of the Company who are employed on a regular full-time basis excluding those employees who are classified as insiders under Section 16 of the Securities Exchange Act of 1934. For purposes of this Plan, a person shall be considered employed on a regular full-time basis if he or she is customarily employed at least 20 hours per week.

          (g) "Fair Market Value of Common Stock" shall mean as of any date the closing price for one share of Common Stock as reported on the Composite Tape for American Stock Exchange Listed Companies and published in the Eastern Edition of the Wall Street Journal, or, if there is no trading on the date in question, the closing price of the Common Stock as so reported and published, on the next preceding date on which there was trading in Common Stock.

     Notwithstanding any provision of the Plan to the contrary, no determination made with respect to the Fair Market Value of Common Stock shall be inconsistent with Section 423 of the Code or regulations thereunder.

          (h) "Participant" means an Eligible Employee who has elected to subscribe for the purchase of Common Stock.

          (i) "Plan" means the Audiovox Corporation Employee Stock Purchase Plan as set forth herein.

          (j) "Purchase Price" means 85% of the Fair Market Value per share of Common Stock as of the applicable Quarterly Purchase Date.

          (k) "Quarterly Purchase Date" means each June 30, September 30, December 31, and March 31, commencing June 30, 1999. However, in the event that the Quarterly Purchase Date falls on a day on which there is no trading of the Company's Common Stock, the Quarterly Purchase Date shall be the next succeeding trading day.

3. ADMINISTRATION

     The Plan shall be administered by the Compensation Committee of the Board of Directors or its designee. Subject to the express provisions of the Plan, the Committee may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations necessary or advisable for the administration of the Plan. The Plan may only be amended by the Committee in accordance with the provisions of Section 16(b) hereof. The determinations of the Committee on all matters regarding the Plan shall be conclusive. A member of the Committee shall only be liable for any action taken or determination made in bad faith.

4. ENROLLMENT AND ENROLLMENT PERIODS

     Enrollment will take place in the Enrollment Periods which shall be from the 1st through the 10th day of each Subscription Period (as defined below) commencing with July 1, 1999. Any person who is an Eligible Employee who desires to subscribe for the purchase of stock for the following Subscription Period must file a subscription agreement during the Enrollment Period. Once enrolled, a Participant will continue to participate in the Plan for each succeeding Subscription Period until he or she terminates their participation or ceases to be an Eligible Employee. If a Participant desires to change his or her rate of contribution, he or she may do so effective for the next Subscription Period by filing a new subscription agreement during the applicable Enrollment Period.

5. DURATION OF OFFER AND SUBSCRIPTION PERIODS

     This Plan shall be in effect from June 1, 1999 through and including
May 31, 2009. Subscription Periods shall run from January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31. The initial subscription period shall run from July 1, 1999 through September 30, 1999.

6. MAXIMUM LIMITATIONS

     The aggregate number of shares of Common Stock available for purchase under the Plan shall not exceed one million shares, subject to adjustment pursuant to
Section 12 hereof. In the event the total amount of Common Stock available under the Plan is subscribed prior to the expiration of the Plan, the Plan may be terminated in accordance with Section 16(b). Shares of Common Stock purchased pursuant to the Plan may be shares now or hereafter held in the treasury of the Company, shares purchased in the open market or authorized but unissued shares.

7. AMOUNT OF CONTRIBUTION AND METHOD OF PAYMENT

     Except as otherwise provided herein, the Purchase Price will be payable by the Participant by means of payroll deduction. The minimum deduction shall be no less than two percent (2%) of the Participant's Base Salary, and the maximum deduction shall be no more than fifteen percent (15%) of Base Salary, subject to limitations contained in Section 14 hereof. Payroll deductions will commence with the first pay check issued during the Subscription Period and will continue with each pay check throughout the entire Subscription Period except for pay periods for which the Participant receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.).

     The Board, in its sole discretion, may provide for purchases of Company Common Stock other than by payroll deduction.

8. PURCHASE OF SHARES

     The Company will maintain on its books a "Plan Account" in the name of each Participant. At the close of each pay period, the amount deducted from the Participant's Base Salary will be credited to the Participant's Plan Account. No interest will be credited to balances in the Plan Account. As of the last day of each Subscription Period (the Quarterly Purchase Date for the Subscription Period), the amount then in the Participant's Plan Account will be divided by the Purchase Price and the Participant's Plan Account will be credited with the number of whole shares which results. Share certificates will be issued and given to the Participants once a year, unless a Participant specifically requests certificates be issued earlier. Any amount representing a fractional share and remaining in the Participant's Plan Account after deducting the amount required to pay for the number of shares issued will be deemed to be an advance payment of the Purchase Price for the next Subscription Period but will not otherwise reduce the amount a Participant may contribute pursuant to Section 7 during the next Subscription Period. In the event the number of shares subscribed for any Subscription Period exceeds the number of shares available for sale under the Plan, the available shares shall be allocated among the Participants in proportion to their Plan Account balances, exclusive of any amounts carried forward pursuant to the preceding sentence, and the remaining amounts will be refunded in cash.

9. WITHDRAWAL FROM THE PLAN

     A Participant may withdraw from the Plan at any time. At the time of withdrawal the amount credited to the Participant's Plan Account will be refunded in cash.

10. SEPARATION FROM EMPLOYMENT

     Separation from employment for any reason including death, disability or retirement shall be treated as an automatic withdrawal as set forth in
Section 9.

11. ASSIGNMENT

     No Participant may assign his or her subscription or rights to subscribe to any other person and any attempted assignment shall be void.

12. ADJUSTMENT TO REFLECT CAPITAL CHANGES

     In the event that the shares of stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, split-up, combination of shares, or otherwise), or if the number of shares of stock shall be increased through a stock split or the payment of a stock dividend, then the Committee shall make such adjustments to the shares of stock reserved for the Plan as it shall deem appropriate.

13. CONDITIONS SUBSEQUENT TO EFFECTIVE DATE

     The Plan is subject to the approval of the Plan by the holders of a majority of the outstanding shares of Common Stock of the Company within 12 months before or after the date of adoption of the Plan by the Committee. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

14. LIMITATIONS

     Notwithstanding any other provisions of the Plan:

          (a) The Company intends that Common Stock issued under the Plan shall be treated for all purposes as issued under an employee stock purchase plan within the meaning of Section 423 of the Code and regulations issued thereunder. Any provisions required to be included in the Plan under said Section and regulations issued thereunder are hereby included as fully as though set forth in the Plan at length.

          (b) No Eligible Employee shall be allowed to purchase stock under the Plan if, immediately after the purchase, the Eligible Employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or Subsidiary of the Company. For purposes of this Section 15(b), stock ownership of an individual shall be determined under the rules of Section 424(d) of the Code.

          (c) No Eligible Employee shall be allowed to purchase Common Stock under the Plan if it permits him or her to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any parent or Subsidiary of the Company to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of purchase) for each calendar year in which such stock is purchased.

          (d) All Eligible Employees shall have the same rights and privileges under the Plan, except that the amount of Common Stock which may be purchased shall bear a uniform relationship to the compensation of Eligible Employees. All rules and determinations of the Board in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

15. CHANGE IN CORPORATE CONTROL

     In the event of a Change In Control, the Company shall issue certificates for shares that have been purchased and return any withheld funds in the Company's possession that have not been used to purchase shares, within 60 days of the Change In Control.

     For purposes of this Plan, a Change In Control of the Company shall occur when there is an unsolicited Change In Control of the Company that is not initiated by the Company, and is of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Act"), as in effect on the effective date of the Plan; provided, however, that no Change in Control shall be deemed to have occurred unless and until a "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Act) together with all "affiliates" and "associates" of such person (as such terms respectively, are defined in Rule 12b-2 of the General Rules and Regulations under the Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities.

16. MISCELLANEOUS

     (a) Legal and Other Requirements. The obligations of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable federal, state and local laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Company. Certificates for shares of Common Stock issued hereunder may be legended as the Board shall deem appropriate.

     (b) Termination and Amendment of Plan. The Board, without further action on the part of the shareholders of the Company, may from time to time alter, amend or suspend the Plan or may at any time terminate the Plan, except that it may not (except to the extent provided in Section 12 hereof): (i) change the total number of shares of Common Stock available for grant under the Plan; (ii) extend the duration of the Plan; (iii) change the Purchase Price; (iv) change the class of Eligible Employees; or (v) effect a change inconsistent with
Section 423 of the Code or regulations issued thereunder.

     (c) Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to the Plan held in treasury will be used for general corporate purposes.

     (d) Withholding Taxes. Upon the purchase of any Common Stock under the Plan, the Company shall have the right to require the purchaser to remit to the Company an amount sufficient to satisfy all federal, state, local and foreign withholding tax requirements prior to the delivery of any certificate or certificates for shares of Common Stock.

     (e) Right To Terminate Employment. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Eligible Employee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such Eligible Employee.

     (f) Leaves of Absence and Disability. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by or disability of any Eligible Employee. Without limiting the generality of the foregoing, the Committee shall be entitled to determine whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan.

     (g) Notices. Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Company (1) on the date it is personally delivered to the Secretary of the Company at its principal executive offices or (2) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary at such offices; and shall be deemed delivered to an optionee (1) on the date it is personally delivered to him or her or (2) three business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Company.

     (h) Designation of Beneficiary. Each Participant shall file with the company a written designation of one or more persons as the Beneficiary who shall be entitled to receive share certificates and/or unused withheld funds, if any, under the Plan upon his or her death. A Participant may from time to time revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of the Participant's death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with the law, the Participant's estate shall be entitled to receive the share certificates issuable and/or the unused withheld funds payable, if any, upon his or her death. If the Board is in doubt as to the right of any person to receive such certificate or unused withheld funds, the Company may retain such certificates and unused withheld funds, without any liability for any interest thereon, until the Committee determines the rights thereto, or the Company may issue such certificates and/or payment shall be a complete discharge of the liability of the Company therefor.

     (i) Applicable Law. All questions pertaining to the validity, construction and administration of the Plan shall be determined in conformity with the laws of the state of Delaware, to the extent not inconsistent with Section 423 of the Code and regulations thereunder.

     (j) Elimination of Fractional Shares. If under any provision of the Plan which requires a computation of the number of shares of Common Stock, the number so computed is not a whole number of shares of Common Stock, such number of shares of Common Stock shall be rounded down to the next whole number.

     (k) Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

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PROXY


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              AUDIOVOX CORPORATION

         The undersigned appoints each of Philip Christopher and Charles M. Stoehr as proxies, with power to act without the other and with power of substitution, hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Audiovox Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 6, 2000 or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)




--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

















--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                            Please mark your votes like this [x]

                                 PROXY BY MAIL

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.


1. ELECTION OF DIRECTORS. To                       WITHHELD
select Directors as set forth in the        FOR    FOR ALL
Proxy Statement.                            [ ]      [ ]

WITHHELD FOR: (Write that nominee's name in the space provided below).

---------------------------------------


Class A Stockholders:
01 Paul C. Kreuch, Jr.  02 Dennis F. McManus

Class A and Class B Stockholders:
01 John J. Shalam, 02 Philip Christopher, 03 Charles M. Stoehr,
04 Patrick M. Lavalle, 05 Ann M. Boutcher, 06 Richard A. Maddia


                                                   FOR     AGAINST   ABSTAIN
2. Adoption of the 1999 Stock Compensation Plan    [ ]       [ ]       [ ]

3. Adoption of the Executive Officer Bonus Plan    [ ]       [ ]       [ ]

4. Approval of Amended and Restated Certificate    [ ]       [ ]       [ ]
of Incorporation

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
-------------------------------------------------


IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW

                                                      ==========================

                                                           COMPANY NUMBER:

                                                            PROXY NUMBER:

                                                           ACCOUNT NUMBER:

                                                      ==========================

Signature                       Signature                       Date
         -----------------------         -----------------------    ------------
NOTE: When signing as Executor, Administrator, Trustee, Guardian, etc. please add full title. (Sign exactly as name appears on the proxy.)
--------------------------------------------------------------------------------
               ^ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ^


           -----------------------------------------------------------
           [GRAPHIC       VOTE BY TELEPHONE OR INTERNET      [GRAPHIC
            OMITTED]      QUICK *** EASY *** IMMEDIATE        OMITTED]
           -----------------------------------------------------------


                              AUDIOVOX CORPORATION

o You can now vote your shares electronically through the Internet or the telephone.
o This eliminates the need to return the proxy card.
o Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.


TO VOTE YOUR PROXY BY INTERNET
------------------------------
www.audiovox.com


Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.


TO VOTE YOUR PROXY BY MAIL
--------------------------


Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.


TO VOTE YOUR PROXY BY PHONE
---------------------------
1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.


          PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED ELECTRONICALLY
          -----------------------------------------------------------

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                                       1